Dodie Kent
                                                            Vice President
                                                               and Counsel
                                                            (212) 314-3970
                                                       Fax: (212) 707-1791

[EQUTABLE -- MEMBER OF THE GLOBAL AXA GROUP LOGO]

                                                            LAW DEPARTMENT

                                            April 27, 2004

The Equitable Life Assurance Society of the United States
1290 Avenue of the Americas
New York, NY 10104

Dear Sirs:

     This opinion is furnished in connection with the filing of a Registration Statement on Form S-6, File No. 333-17665 ("Registration Statement") of Separate Account FP ("Separate Account FP") of The Equitable Life Assurance Society of the United States ("Equitable"). The Registration Statement covers an indefinite number of units of interest in Separate Account FP ("Units") funding Incentive Life 2000 (policy form no. 90-300) and Incentive Life (policy form no. 85-300, with S.87-289), individual flexible premium variable life insurance policies ("Policies") issued by The Equitable Life Assurance Society of the United States ("Equitable"). Although the Policies are no longer being offered for sale, Equitable will continue to collect premiums under the Policies. Net premiums received under the Policies are allocated by Equitable to Separate Account FP to the extent directed by owners of the Policies. Net premiums under other Equitable variable life insurance policies will also be allocated to Separate Account FP.

     I have examined all such corporate records of Equitable and such other documents and laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

     1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

     2. Separate Account FP has been duly established by Equitable pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account FP, are to be, in accordance with the Policies, credited to or charged against Separate Account FP without regard to other income, gains or losses of Equitable.

     3. Assets allocated to Separate Account FP will be owned by Equitable; Equitable will not be a trustee with respect thereto. The Policies provide that the portion of the assets of Separate Account FP equal to the reserves and other Policy liabilities with respect to Separate Account FP will not be chargeable with liabilities arising out of any other business Equitable may conduct. Equitable reserves the right to transfer assets of Separate Account FP in excess of such reserves and other Policy liabilities to the general account of Equitable.

     4. The Policies (including any Units duly credited thereunder) have been duly authorized and constitute validly issued and binding obligations of Equitable in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                         /s/ Dodie Kent
                                        -----------------------------
                                             Dodie Kent



           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104